                                                                   EXHIBIT 23.3


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-46150) and related Prospectus of Aames Financial Corporation for the registration of 19,820,299 shares of its Series D Convertible Preferred Stock and to the incorporation by reference of our report dated August 24, 2000, with respect to the consolidated financial statements of Aames Financial Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 2000, filed with the Securities and exchange Commission.


                                              /s/ Ernst & Young LLP

                                              Ernst & Young LLP


Los Angeles, California
March 9, 2001